AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GLOBETECH ENVIRONMENTAL, INC.

Globetech Environmental, Inc. (the “Company”), pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes, adopts this Amended and Restated Articles of Incorporation.  The following Amended and Restated Articles of Incorporation were adopted by the Board of Directors and by a majority of the Stockholders in accordance with the Nevada Revised Statutes.

1.      At a meeting of the Board of Directors of the Company resolutions were duly adopted summarizing a proposed amendment to the Restated Articles of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolutions summarizing the proposed amendment are as follows:

RESOLVED, that the Company amend its Articles of Incorporation, and take such other steps as may be reasonably required, to carry out a 1-for-10 reverse split of its common stock.

RESOLVED, that the Company’s Articles of Incorporation be amended to increase the authorized shares of common stock, to authorize the issuance of shares of “blank check” preferred stock and to reflect certain other revisions.

RESOLVED, that the Articles of Incorporation, as amended herein and as previously amended, be restated to read in full as attached hereto.

RESOLVED, that the amended and restated Articles of Incorporation be submitted to the shareholders of the Company for approval and that the officers of the Company be, and they hereby are, authorized and directed to take all reasonable steps necessary to implement the amendment and restatement of the Articles of Incorporation, including preparing and filing an appropriate Proxy Statement in connection with securing shareholder approval of the amendment and restatement and, upon approval of the same by the shareholders, filing the amendment with the Secretary of State of Nevada.

2.        That, in accordance with the resolutions set forth in paragraph 1 above, the Company’s Articles of Incorporation be amended to give effect to a 1-for-10 reverse stock split of the Company’s common stock, to authorize the issuance of preferred stock and otherwise amend and restate the Articles of Incorporation to read in its entirety as follows:

FIRST: The name of the corporation is Globetech Environmental, Inc.

SECOND: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada General Corporation Law.

THIRD:   The total number of shares of capital stock that the Company is authorized to issue is 22,000,000 shares, consisting of 20,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. The Company's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

A.           Preferred Stock

The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

1.	The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

a.	The number of shares constituting that series and the distinctive designation of that series;

b.
The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

c.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

d.
Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

e.
Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

g.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

h.	Any other relative rights, preferences and limitations of that series.

2.
Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on Common Stock with respect to the same dividend period.

3.
If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

4.
Unless otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, no holder of Preferred Stock shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue of capital stock of any class or series, including unissued and treasury stock, or obligations or other securities convertible into or exchangeable for capital stock of any class or series, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any capital stock of any class or series, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

B.           Common Stock

1.
Subject to the prior and superior rights of the Preferred Stock and on the conditions set forth in the foregoing parts of this Article or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

2.
Except as otherwise provided by law, by these Articles of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

3.
Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amount to which they respectively shall be entitled, or a sum sufficient for such payments in assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

FOURTH:  The election of directors need not be by written ballot unless otherwise provided by the By-laws of the Company.

FIFTH:  The Board of Directors of the Company is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the By-laws of the Company, except as such power may be restricted or limited by the Nevada General Corporation Law.

SIXTH:  Anything to the contrary in this Articles of Incorporation notwithstanding, no director or officer shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided, however, that nothing in this paragraph shall eliminate or limit the liability of a director or officer: (i) for any breach of such director's or officer’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 78.300 of the Nevada General  Corporation Law; or (iv) for any transaction from which such director or officer derived an improper personal benefit.  If the Nevada General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such repeal or modification.

SEVENTH:  The Company shall indemnify, in the manner and to the fullest extent permitted by law, each person (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, by reason of being or having been a director, officer, employee or agent of the Company or being or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances.  The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability that may be asserted against such person.  To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

EIGHTH:  This Company reserves the right to amend, alter, change, in any manner now or hereafter prescribed by statute, or by these Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned Company has caused this Amended and Restated Articles of Incorporation to be signed by a duly authorized officer this ___ day of _____________ 2008.

GLOBETECH ENVIRONMENTAL, INC.

By:              ____________________________
Name:              Donald Sampson
Its:              President

Globetech Environmental Restated Articles 7/08